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                                                                    Exhibit 99.1

                       COMPANY CONTACT:         Vion Pharmaceuticals, Inc.
                                                Howard B. Johnson, CFO
                                                (203) 498-4210 phone

       Vion Initiates Phase 2 Trial of Triapine'r' in Head and Neck Cancer

NEW HAVEN, CT, October 9, 2002 - VION PHARMACEUTICALS, INC. (NASDAQ NM: VION) announced today that it had initiated a Phase 2 trial of Triapine'r' as a single agent in patients with recurrent or metastatic squamous cell cancer of the head and neck. Patients will receive Triapine'r' intravenously for four consecutive days every other week and will be assessed for tumor regression. The trial is being conducted at multiple institutions throughout Europe.

An additional Phase 2 trial of Triapine'r' as a single agent for the treatment of advanced prostate cancer is expected to start later this fall. Vion is also planning to study Triapine'r' in combination with gemcitabine in Phase 2 trials in non-small cell lung and pancreatic cancer. These trials are expected to commence early in 2003.

Alan Kessman, Vion's Chief Executive Officer, stated, "Our plan is to advance Triapine'r' into at least four Phase 2 trials." He added, "The data from these trials will be used to select the optimum registration strategy."

In Phase 1 trials, Triapine'r' was well-tolerated and evidence of anti-tumor activity was observed in several malignancies, including one patient with advanced head and neck cancer that remained free of progression for greater than one year.

Vion licenses Triapine'r' from Yale University. Triapine'r' is designed to be a potent inhibitor of ribonucleotide reductase, an enzyme important for DNA synthesis and repair.

Vion Pharmaceuticals, Inc. is a biotechnology company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes: Triapine'r', a potent inhibitor of a key step in DNA synthesis and repair; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Vion's plans to differ or results to vary from those expected, including the inability to access capital and funding on a timely basis and on favorable terms, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2001. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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